Exhibit 99.1

News Release

PS Business Parks, Inc.

701 Western Avenue

Glendale, CA 91201-2349

psbusinessparks.com

For Release:	Immediately
Date:	June 2, 2020
Contact:	Jeff Hedges
(818) 244-8080, Ext. 1649

PS Business Parks, Inc. Announces Operations Update for the Two Months Ended May 31, 2020

GLENDALE, California—PS Business Parks, Inc. (NYSE:PSB) today announced the operations update for the two months ended May 31, 2020.

The table below summarizes rent collections, deferrals, and abatements by product type for rental revenue billed in the months of April and May 2020:

	Percentage of Rent (1)
	Collected	Outstanding	Deferred	Abated
April 2020
Industrial	95%	3%	1%	1%
Flex	95%	4%	1%	0%
Office	99%	1%	0%	0%
Total	96%	3%	1%	0%

May 2020
Industrial	86%	8%	4%	1%
Flex	88%	8%	4%	0%
Office	95%	3%	2%	0%
Total	88%	7%	4%	1%

(1)	Amounts shown represent percentages of the respective monthly billed revenue as of May 31, 2020.

The pace of rent collections in May 2020 has generally trended in-line with what was experienced in April 2020. Of the uncollected receivable balances for April and May 2020, roughly 65% and 47%, respectively, are attributable to customers in California where certain government orders have impacted rent collection efforts. In the two months ended May 31, 2020, we granted rent relief requests to approximately 3% of our customers, based on total monthly rent, and rent relief requests from an additional 9% of customers are under review. All rent relief requests are evaluated on a case-by-case basis. Not all rent relief requests have been granted, nor will all future requests be granted, but we do expect to grant additional rent deferrals for certain amounts currently owed and/or for amounts billed in future months.

Park tour volume was below average in the months of April and May 2020 relative to prior periods, however, our leasing teams have remained active and productive since the onset of the COVID-19 pandemic. Total leasing production for the two months ended May 31, 2020 was approximately 942,000 square feet, roughly in-line with leasing production for the two months ended May 31, 2019 which was approximately 869,000 square feet. Included in the current period production is a 180,000 square foot lease at our Hayward Business Park located in Hayward, California, filling more than 40% of that building which was vacated by a single tenant user earlier this year. Total cash rental rate growth on the approximately 942,000 square feet of production during the two months ended May 31, 2020 was 4.3%. Total portfolio weighted average occupancy for the two months ended May 31, 2020 and 2019 was 91.7% and 92.9%, respectively.

Our team members have remained productive while working remotely due to the shelter-in-place orders. As these orders lift, we will return to our workplaces in a safe and secure manner with established safety protocols.

Company Information

PS Business Parks, Inc., a member of the S&P MidCap 400, is a REIT that acquires, develops, owns, and operates commercial properties, primarily multi-tenant industrial, flex, and office space. As of May 31, 2020, the Company wholly owned 27.5 million rentable square feet with approximately 5,000 commercial customers in six states and held a 95.0% interest in a 395-unit apartment complex.

Forward-Looking Statements

When used within this press release, the words “may,” “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” “intends,” and similar expressions are intended to identify “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors include the length and severity of the COVID-19 pandemic and its impact on our business; the impact of competition from new and existing commercial facilities which could impact rents and occupancy levels at the Company’s facilities; the Company’s ability to evaluate, finance, and integrate acquired and developed properties into the Company’s existing operations; the Company’s ability to effectively compete in the markets that it does business in; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs; the impact of general economic and business conditions, including in connection with the COVID-19 pandemic; rental rates and occupancy levels at the Company’s facilities; and changes in these conditions as a result of the COVID-19 pandemic, the availability of permanent capital at attractive rates, the outlook and actions of rating agencies and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K, and annual reports on Form 10-K.

Additional information about PS Business Parks, Inc. is available on the Company’s website, which can be found at psbusinessparks.com.

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